Exhibit B

CONTACT: Whirlpool Corporation

Media: Tom Kline, 269/923-3738

thomas_e_kline@whirlpool.com

Financial: Thomas Filstrup, 269/923-3189

thomas_c_filstrup@whirlpool.com

WHIRLPOOL CORP. REPORTS 2003 THIRD-QUARTER RESULTS;

CITES STRONG SALES IN NORTH AMERICA AND EUROPE

BENTON HARBOR, Mich., Oct. 22, 2003—Whirlpool Corporation (NYSE:WHR) today announced third-quarter 2003 net earnings of $105 million, or $1.48 per diluted share, compared to $101 million, or $1.46 per diluted share, in the same period last year.

“We believe this earnings performance is solid, given our third-quarter challenge to overcome approximately $24 million from year-over-year increases in U.S. pension costs,” said David R. Whitwam, Whirlpool Corporation’s chairman and chief executive officer. “Our businesses helped drive this performance with record levels of productivity and significant cost reductions.”

Third-quarter net sales of $3.1 billion increased 12.8 percent from last year, reflecting strong revenue growth in North America and Europe. (Excluding currency translations, sales increased 9 percent.) Operating profit of $204 million compared to $199 million in the prior year period, which included $16 million of pre-tax expense for restructuring and related activities.

Year-to-date sales of $8.8 billion increased 9.3 percent from the prior year period. (Excluding currency translations, year-to-date sales increased 7 percent.) Operating profit of $588 million compared to $571 million in the prior year period, which included $54 million of pre-tax expense for restructuring and related activities. Through September, year-over-year, increases in U.S. pension costs and the effects of lower Brazilian tax credits totaled approximately $90 million, which were largely offset by productivity improvements, cost reductions and savings from previous restructuring activities. The effects of these significant year-over-year changes will be mostly behind the company by the end of the fourth quarter.

“Given the cost and marketplace challenges we faced globally, we are pleased with our performance and with the contributions from our global businesses and brands,” Whitwam said. “Innovative new products and services introduced to consumers through our global distribution network continue to drive stronger sales for the company and longer-term customer loyalty.”

Third-Quarter Global Highlights

•	Whirlpool Corporation formed a global strategic alliance with Fisher & Paykel Appliances, the New Zealand-based appliance manufacturer widely known for its innovative technology. The alliance involves a wide range of cooperative initiatives, including global sourcing of major home appliances and sharing and co-development of product technology.

•	Whirlpool introduced a new washer that brings the benefits of automatic clothes washing to millions of consumers in emerging markets. The affordable washer was developed within Whirlpool’s global technology and manufacturing organizations as part of the company’s “Innovation for Everyone” initiative. The washer is in production at Whirlpool facilities in Brazil and China, and will be distributed to first-time laundry appliance buyers worldwide through the company’s global distribution network.

•	Whirlpool Corporation was ranked 11th among the “Top 20 Companies for Leaders” recognized by Chief Executive Magazine in a survey of 300 U.S. companies. The magazine cited

Whirlpool for effective leadership programs, high-potential leadership and senior-level support for developing and producing quality leaders.

•	More than 600 Whirlpool employees participated in a five-day, blitz build of a Habitat home on the company’s Benton Harbor headquarters campus. The home was later transported to a permanent site nearby. Whirlpool Corporation is the largest corporate sponsor of Habitat for Humanity International, a non-profit organization that builds affordable houses in partnership with those in need of adequate shelter.

Third-Quarter Region Review

Whirlpool North America’s sales of $2.03 billion increased 12.1 percent from the prior year period. Significant growth in unit shipments and revenue during the quarter reflected the continuing consumer demand for Whirlpool® and KitchenAid® branded products. Operating profit declined 1.8 percent, due primarily to a $22 million increase in U.S. pension costs from the prior year period. Improvements in productivity and cost reductions helped offset the year-over-year increase.

U.S. industry unit shipments of major appliances (T7*) increased 9.3 percent from the prior year period. Fourth-quarter shipments are expected to increase by approximately 3 percent. Given the industry performance in the third quarter, the company now expects full-year shipments to increase by approximately 3 percent.

Strong consumer demand for Whirlpool brand products, including the Whirlpool® Duet® washer and dryer pair, continued during the quarter. KitchenAid brand introduced a full line of KitchenAid® Pro Line™ major kitchen appliances, including built-in refrigerators and ovens, cooktops, warming drawers and dishwashers with a professional look and performance. Whirlpool Canada received the 2003 Energy Star Manufacturer of the Year Award from Natural Resources Canada for setting new energy efficiency performance standards for appliances.

Whirlpool Europe’s sales of $704 million increased 18.7 percent from the prior year period. (Excluding currency translations, sales increased approximately 5 percent.) Operating profit improved 40 percent from the prior year on higher sales and unit volumes, as well as record levels of productivity and savings from previous restructuring activities.

Continuing strong consumer demand for the innovative Whirlpool® Dreamspace™ clothes washer, the Whirlpool® Conquest™ side-by-side refrigerator and the Whirlpool® Mini-BI microwave oven helped drive positive operating performance.

During the quarter, appliance industry unit shipments increased slightly from the prior year period. Based on current economic conditions, the company now expects full-year industry shipments to grow approximately 2-to-3 percent from last year’s level.

Whirlpool Asia’s sales of $91 million increased 4.6 percent from the prior year period. (Excluding currency translations, sales were flat.) Operating profit was affected by challenging market conditions in Hong Kong, Taiwan and Korea. Results from India and China—Whirlpool’s two largest businesses in the region—were flat.

Based on current economic conditions, the company expects full-year appliance industry shipments in the region to increase approximately 5 percent from last year’s level.

During the quarter, Whirlpool brand in China continued to expand distribution of the Whirlpool® Jupiter™ clothes washer with Season Sensor, an innovative technology that automatically adjusts the wash cycle for seasonal changes in water temperature.

Whirlpool Latin America’s sales of $322 million increased 7.4 percent from the prior year period. (Excluding currency translations, sales were up approximately 1 percent.) Difficult macroeconomic conditions in the quarter dramatically reduced consumer spending and demand, resulting in a significant industry shipment decline of 10 percent. Within this environment, operating profit for the region declined 46 percent.

Based on current economic conditions, the company now expects full-year industry unit shipments to decline 12-to-14 percent from last year’s level.

The company noted that there are several positive economic trends in Brazil, including: continued lowering of interest rates, declining inflation rates, and the passage in the Brazilian Congress of several economic reform programs to deal with budget challenges. In addition, lower interest-rate financing initiatives from the Brazilian government, banks and retailers led to improved appliance order levels late in the third quarter. Order levels are expected to continue to improve for the remainder of the year and into 2004.

During the quarter, the company’s Brastemp and Consul brands placed fourth and ninth, respectively, in a consumer survey of the most recognized brands in Brazil among all product and service categories. The national “Top of Mind” brand survey was conducted by Datafolha, an independent research institute. The company also was voted one of the “100 Best Companies to Work For” in Brazil by Exame magazine. The company is among only five companies that have received the award in each of the last seven years.

Pension Contribution

During the quarter, the company made a voluntary $162 million pre-tax cash contribution to its U.S. pension funds. This action reduces and levels out future funding requirements, and also reduces the pension expense increase projected for 2004.

Outlook

“We expect that our focus on global innovation and distribution will help drive continued improvement in the company’s performance throughout the remainder of the year,” Whitwam said. “In addition, our ongoing emphasis on productivity and cost reduction is expected to help offset the remaining pension and tax headwinds from 2002.”

He added: “However, the steep economic challenges in Brazil have been worse than we anticipated. Despite current signs of improvement, we now believe that the full-year contributions from our Latin America business will fall short of our expectations. As a result, we currently project that full year earnings performance will be closer to the lower end of our previous 2003 guidance of $5.90 to $6.10 per share.”

Additional operating segment information is available in the “Investors” section of www.whirlpoolcorp.com. At 9:30 a.m. (EDT) Wednesday, October 22, 2003, the company will be hosting a conference call, which can be heard by visiting www.whirlpoolcorp.com and clicking on the “Investors” button and then the “Conference Call Audio” menu item.

*T7 refers to the following household appliance categories: washers, dryers, refrigerators, freezers, dishwashers, ranges and compactors.

Whirlpool Corporation is the world’s leading manufacturer and marketer of major home appliances, with annual sales of over $11 billion, 68,000 employees, and nearly 50 manufacturing and technology research centers around the globe. The company markets Whirlpool, KitchenAid, Brastemp, Bauknecht, Consul and other major brand names to consumers in more than 170 countries. Additional information about the company can be found on the Internet at www.whirlpoolcorp.com.

This news release contains forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. In addition to the expected appliance industry results for 2003 noted in this news release, there are certain factors that could cause results to differ materially from those anticipated by some of the statements made. These factors are listed in the company’s most recently filed Form 10-Q and/or Form 10-K.

# # #

CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS (UNAUDITED)

WHIRLPOOL CORPORATION

FOR THE PERIOD ENDED SEPTEMBER 30

(millions of dollars except share and dividend data)

	Three Months Ended		Nine Months Ended
	2003	2002	2003	2002
Net sales	$3,113	$2,759	$8,817	$8,070
EXPENSES:
Cost of products sold	2,418	2,114	6,844	6,198
Selling, general and administrative	491	443	1,385	1,284
Restructuring costs	—	3	—	17

	2,909	2,560	8,229	7,499

OPERATING PROFIT	204	199	588	571
OTHER INCOME (EXPENSE):
Interest and sundry income (expense)	(5)	—	(28)	(31)
Interest expense	(34)	(39)	(104)	(108)

EARNINGS BEFORE INCOME TAXES AND OTHER ITEMS	165	160	456	432
Income taxes	57	56	160	151

EARNINGS BEFORE EQUITY EARNINGS AND MINORITY INTERESTS	108	104	296	281
Equity in earnings (loss) of affiliated companies	—	—	—	(25)
Minority interests	(3)	(3)	(6)	(7)

EARNINGS BEFORE CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	105	101	290	249
Cumulative effect of change in accounting principle, net of tax	—	—	—	(613)

NET EARNINGS (LOSS)	$105	$101	$290	$(364)

Per share of common stock:
Basic earnings before cumulative effect of change in accounting principle	$1.51	$1.48	$4.21	$3.67
Cumulative effect of change in accounting principle, net of tax	—	—	—	(9.04)

Basic net earnings (loss)	$1.51	$1.48	$4.21	$(5.37)

Diluted earnings before cumulative effect of change in accounting principle	$1.48	$1.46	$4.14	$3.58
Cumulative effect of change in accounting principle, net of tax	—	—	—	(8.83)

Diluted net earnings (loss)	$1.48	$1.46	$4.14	$(5.25)

Dividends declared	$.34	$.34	$1.02	$1.02

CONSOLIDATED CONDENSED BALANCE SHEETS

WHIRLPOOL CORPORATION

(millions of dollars)

	(Unaudited) September 30 2003	December 31 2002
ASSETS
CURRENT ASSETS
Cash and equivalents	$231	$192
Trade receivables, less allowances
(2003: $99 ;2002: $94)	1,876	1,781
Inventories	1,368	1,089
Prepaid expenses	69	64
Deferred income taxes	150	83
Other current assets	181	118

Total Current Assets	3,875	3,327

OTHER ASSETS
Investment in affiliated companies	10	7
Goodwill, net	161	161
Other intangibles, net	185	182
Deferred income taxes	278	437
Prepaid pension costs	205	43
Other assets	146	136

	985	966

PROPERTY, PLANT AND EQUIPMENT
Land	89	87
Buildings	983	954
Machinery and equipment	5,118	4,793
Accumulated depreciation	(3,874)	(3,496)

	2,316	2,338

Total Assets	$7,176	$6,631

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Notes payable	$485	$221
Accounts payable	1,709	1,631
Employee compensation	280	273
Deferred income taxes	75	100
Accrued expenses	702	664
Restructuring costs	61	122
Other current liabilities	267	283
Current maturities of long-term debt	13	211

Total Current Liabilities	3,592	3,505

OTHER LIABILITIES
Deferred income taxes	123	117
Pension benefits	420	358
Postemployment benefits	482	487
Product warranty	59	57
Other liabilities	202	198
Long-term debt	1,113	1,092

	2,399	2,309

MINORITY INTERESTS	62	78
STOCKHOLDERS' EQUITY
Common stock, $1 par value:	88	87
Shares authorized— 250 million
Shares issued— 88.2 million (2003); 87.1 million (2002)
Shares outstanding— 69.7 million (2003); 68.2 million (2002)
Paid-in capital	644	582
Retained earnings	2,204	1,985
Accumulated other comprehensive income (loss)	(913)	(999)
Treasury stock—18.6 million (2003); 18.9 million (2002)	(900)	(916)

Total Stockholders' Equity	1,123	739

Total Liabilities and Stockholders' Equity	$7,176	$6,631

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)

WHIRLPOOL CORPORATION

FOR THE NINE MONTHS ENDED SEPTEMBER 30

(millions of dollars)

	2003	2002
OPERATING ACTIVITIES
Net earnings (loss)	$290	$(364)
Adjustments to reconcile net earnings (loss) to net cash flows provided by operating activities:
Cumulative effect of a change in accounting principle	—	613
Equity in net earnings of affiliated companies, less dividends received	—	25
Depreciation and amortization	330	291
Changes in assets and liabilities, net of business acquisitions:
Trade receivables	(21)	(120)
Inventories	(212)	29
Accounts payable	(15)	(132)
Product recalls	8	(234)
Restructuring charges, net of cash paid	(70)	(25)
Taxes deferred and payable, net	46	150
Tax paid on cross currency interest rate swap gain	—	(86)
Accrued pension	(114)	(19)
Other—net	24	107

Cash Provided By Operating Activities	$266	$235

INVESTING ACTIVITIES
Capital expenditures	$(219)	$(205)
Acquisitions of businesses, less cash acquired	(4)	(175)

Cash Used In Investing Activities	$(223)	$(380)

FINANCING ACTIVITIES
Net proceeds of short-term borrowings	$246	$171
Proceeds of long-term debt	1	16
Repayments of long-term debt	(178)	(50)
Dividends paid	(70)	(69)
Issue (purchase) of treasury stock	1	(46)
Redemption of WFC preferred stock	(33)	(25)
Common stock issued under stock plans	55	82
Other	(31)	(76)

Cash Provided By (Used In) Financing Activities	$(9)	$3

Effect of Exchange Rate Changes on Cash and Equivalents	$5	$9

Increase (Decrease) in Cash and Equivalents	$39	$(133)
Cash and Equivalents at Beginning of Period	192	316

Cash and Equivalents at End of Period	$231	$183